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                                                        Exhibit 11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Amendment No. 7 to the Registration Statement on Form N-1A (File No. 33-76250) of Summit Investment Trust of our report dated July 21, 1997 on our audit of the financial statements of the Summit High Yield Fund as of May 31, 1997 and for the periods then ended referred to in our report included in the Statement of Additional Information. We also consent to the reference to our firm under the captions "Independent Accountant" in the Prospectus and "Independent Accountants" and "Financial Highlights" in the Statement of Additional Information of Summit Investment Trust.


                                        /s/ COOPERS & LYBRAND L.L.P.

Columbus, Ohio
October 17, 1997